Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

October 23, 2017

Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940

Re:	Realogy Holdings Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Realogy Holdings Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an aggregate of 340,454 shares, including up to 3,000 shares issuable pursuant to dividend equivalent units (the “Shares”), of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to (i) the Realogy Holdings Corp. Non-Plan Inducement Stock Option Agreement (the “Stock Option Agreement”) and (ii) the Realogy Holdings Corp. Non-Plan Inducement Restricted Stock Unit Agreement (the “RSU Agreement” and, together with the Stock Option Agreement, the “Award Agreements”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinion stated herein, we have examined and relied upon the following:

Realogy Holdings Corp.
October 23, 2017

(a)    the Registration Statement;
(b)    the Award Agreements;
(c)    an executed copy of a certificate of Marilyn J. Wasser, Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(d)    a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of the date hereof and certified by the Secretary of State of the State of Delaware as of the date hereof and certified pursuant to the Secretary’s Certificate;
(e)    a copy of the Company’s Amended and Restated By-Laws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;
(f)    a specimen certificate representing the Common Stock; and
(g)    a copy of certain resolutions of the Board of Directors of the Company, adopted on October 23, 2017, relating to the approval of the Award Agreements, the filing of the Registration Statement and certain related matters, certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.
In rendering the foregoing opinion we have assumed that:
(a)    the Shares will be issued in accordance with the terms of the Award Agreements;

Realogy Holdings Corp.
October 23, 2017

(b)    each Award Agreement has been validly executed and delivered by the parties thereto;
(c)    the consideration received by the Company for each Share delivered pursuant to the Award Agreements shall not be less than the par value of the Common Stock; and
(d)    if issued in physical form, the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Shares and such stock certificates will conform to the specimen certificate examined by us or, if issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the terms and conditions of the Award Agreements, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS